October 07, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Braskem S.A. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to item 16(f) of form 20-F, as part of the 20-F of Braskem S.A. dated October 07, 2019. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers Auditores Independentes

Salvador - Bahia - Brazil

PricewaterhouseCoopers Auditores Independentes, Av. Tancredo Neves 2539, 22º, Ed. CEO Salvador Shopping, Torre Nova Iorque,
Salvador, BA, Brasil, 41820-021, T: +55 (71) 3417 7500, www.pwc.com.br

Attachment

ITEM 16F. CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

PricewaterhouseCoopers Auditores Independentes, or PwC, acted as our independent public accounting firm until fiscal year ended December 31, 2017.  On March 28, 2018, our board of directors, as recommended by our Fiscal Council, approved the appointment of KPMG Auditores Independentes, or KPMG, as our independent registered public accounting firm for fiscal years ended December 31, 2018 and 2019.  The change in auditors was made following the expiration of our contract with PwC and its dismissal effective upon the issuance of PwC’s audit report for the year ended December 31, 2017. The auditors reports of PwC on our financial statements for each of the two years ended December 31, 2017 and 2016 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2017 and 2016 and the subsequent interim period through March 28, 2018, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or scope of audit procedures, which disagreement, if not resolved to the satisfaction of PwC, would have caused PwC to make a reference to the subject matter of the disagreement in connection with its audit reports for such fiscal years.

During the years ended December 31, 2017 and 2016 and the subsequent interim period through March 28, 2018, date that our Fiscal Council approved the appointment of KPMG, there were no “reportable events” (as that term is defined in Item 16F(a)(1)(v) of Form 20-F), other than the identification of material weaknesses in our internal control over financial reporting, as described in the “Management’s Report on Internal Control over Financial Reporting” in each of our annual report on Form 20-F for 2016 and in this annual report on Form 20-F.

All material weaknesses identified were presented to our board of directors and PwC. We authorized PwC to respond fully to the inquiries of the new independent registered public accounting firm concerning these matters.  We have taken significant measures to remediate the material weaknesses reported in our annual report on Form 20-F for the fiscal year 2017 and 2016, as described in “Item 15. Controls and Procedures -Remediation.” The implementation of some of these internal controls and other compliance actions is ongoing and is expected to continue throughout 2019. PwC did not audit, or perform a review of, any of our financial statements for any period subsequent to December 31, 2017.

We have provided PwC with a copy of the foregoing disclosure, and have requested that they furnish us with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not they agree with such disclosure. A copy of this letter is filed as Exhibit 16.1 to this Form 20-F.

Prior to the engagement of KPMG as our independent registered public accounting firm, we did not consult with KPMG as to: (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on our financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 16F(a)(1)(iv) of Form 20-F) or a “reportable event” (as described in Item 16F(a)(1)(v) of Form 20-F) during our two most recent fiscal years or any subsequent interim period, including the interim period up to and including the date on which KPMG was engaged.

PricewaterhouseCoopers Auditores Independentes, Av. Tancredo Neves 2539, 22º, Ed. CEO Salvador Shopping, Torre Nova Iorque,
Salvador, BA, Brasil, 41820-021, T: +55 (71) 3417 7500, www.pwc.com.br